AMENDMENT NO. 2 TO
PARTICIPATION AGREEMENT
THIS AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT (the "Amendment") dated March 7, 2019 by and among Putnam Variable Trust (the "Trust"), Putnam Retail Management Limited Partnership (f/k/a Putnam Retail Management, Inc.) (the "Underwriter") and Horace Mann Life Insurance Company (the "Company").
WHEREAS, the Trust, Underwriter and Company entered into that certain Participation Agreement dated as of August 1, 2000, as amended March 2, 2002 (the "Agreement"); Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement; and
WHEREAS, the Trust, the Underwriter and the Company wish to amend Schedule B to the Agreement.
NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Trust, the Underwriter and the Company hereby acknowledge and agree as follows:
1.
Schedule B to the Participation Agreement is hereby amended and restated in accordance with the Amended and Restated Schedule B attached hereto.
2.
Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers or authorized representatives as of the day and year first above written.
PUTNAM VARIABLE TRUST	PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP
By: /s/ Michael Higgins	By: /s/ Mark L. Coneeney
Name: Michael Higgins Title: Fund Treasurer	Name: Mark L. Coneeney Title: Head of Rel. Management

HORACE MANN LIFE INSURANCE COMPANY
By: /s/ Bret Benham
Name: Bret Benham Title: EVP, Life & Retirement
AMENDED AND RESTATED SCHEDULE B
Authorized Fund(s)
Authorized Funds
All Putnam VT Funds Class IA
AMENDMENT TO PARTICIPATION AGREEMENT
You (the “Company”) have previously entered into a Participation Agreement (the “Participation

Agreement”) with Putnam Variable Trust and Putnam Retail Management Limited Partnership (“PRM”). This Amendment to the Participation Agreement (the “Amendment”) hereby amends the Participation Agreement effective upon its mailing to the Company. All capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them in the Participation Agreement.
WHEREAS, the parties desire to amend the Participation Agreement in order to provide for its continuation upon the sale by Great-West Lifeco Inc. of Putnam U.S. Holdings I, LLC (“Putnam Holdings”), the parent company of PRM, to a subsidiary of Franklin Resources, Inc., operating as Franklin Templeton (“Franklin Templeton”).
NOW, THEREFORE, in consideration of the mutual promises in the Participation Agreement, and for other good and valuable consideration, the parties hereto agree to amend the Participation Agreement to include the following provisions:
1. Section 6 of The Participation Agreement shall be amended by adding the following Section 6.6:
“6.6. The provisions of this Article VI shall remain in effect for not more than one year from the date hereof and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually by the Trustees in conformity with Rule 12b-1. This Agreement shall automatically terminate in the event of its assignment (as defined by the 1940 Act). In addition, this Article VI may be terminated at any time, without the payment of any penalty, with respect to any Fund or the Trust as a whole by any party upon written notice delivered or mailed by registered mail, postage prepaid, to the other party, or, as provided in Rule 12b-1 under the 1940 Act by the Trustees or by the vote of the holders of the outstanding voting securities of any Fund.
Company hereby acknowledges that Franklin Templeton has signed a definitive agreement for a subsidiary of Franklin Templeton to acquire Putnam Holdings, the parent company of PRM, from Great-West Lifeco and that such transaction (the “Transaction”) would constitute an “assignment” of this Agreement within the meaning of Section 6.6. Notwithstanding the provisions of this Section 6.6, the parties hereby agree that this Agreement shall not terminate and shall continue in full force and effect after closing of the Transaction.”
2. This Amendment to the Participation Agreement shall become effective as of the closing of the Transaction.
3. All other terms of the Participation Agreement remain in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the existing Participation Agreement, this Amendment shall govern.
4. This Amendment and the rights and obligations of the parties hereunder shall be governed and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.
IN WITNESS WHEREOF, PRM has caused this Amendment to the Participation Agreement to be executed by its duly authorized officer.
PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP
By /s/ Mark Coneeny
Name: Mark Coneeny
Title: Head of Relationship Management
Date: July 31, 2023